SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      COCA-COLA BOTTLING CO. CONSOLIDATED
                (Name of Registrant as Specified in its Charter)
    (Name of Person(s)Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                      COCA-COLA BOTTLING CO. CONSOLIDATED
                             4100 COCA-COLA PLAZA
                        CHARLOTTE, NORTH CAROLINA 28211
                                (704) 551-4400

            ------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 to be held on
                                  May 9, 2001
            ------------------------------------------------------

TO THE STOCKHOLDERS OF
COCA-COLA BOTTLING CO. CONSOLIDATED:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Coca-Cola Bottling Co. Consolidated (the "Company") will be held at the Company's Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina on Wednesday, May 9, 2001, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

   1. Election of four members to the Board of Directors for a term of three years.

   2. Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 23, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof, and only holders of Common Stock and Class B Common Stock of the Company of record on such date will be entitled to notice of or to vote at the meeting. A list of stockholders will be available for inspection at least ten days prior to the meeting at the principal executive offices of the Company at 4100 Coca-Cola Plaza, Charlotte, North Carolina.

     The Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

                                        By order of the Board of Directors


                                        /s/ Henry W. Flint
                                        Henry W. Flint
                                        Secretary

April 6, 2001

                                Proxy Statement
                       ANNUAL MEETING OF STOCKHOLDERS OF
                      COCA-COLA BOTTLING CO. CONSOLIDATED
                           to be held on May 9, 2001


                                 INTRODUCTION

     This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated (the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held at the Company's Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina on Wednesday, May 9, 2001, at 10:00 a.m., local time, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about April 6, 2001. The principal executive offices of the Company are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.


                RECORD DATE, VOTE REQUIRED AND RELATED MATTERS

     The Board of Directors has fixed the close of business on March 23, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. At the close of business on March 23, 2001, the Company had issued and outstanding 6,392,277 shares of Common Stock and 2,361,052 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to 20 votes per share (or an aggregate of 53,613,317 votes with respect to the Common Stock and the Class B Common Stock voting together as a single class). Each stockholder may exercise his right to vote either in person or by properly executed proxy. The Common Stock and Class B Common Stock will vote together as a single class on the election of directors at the Annual Meeting of Stockholders.

     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person executing the proxy attends the meeting and elects to vote in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted FOR the four nominees listed herein.

     The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Common Stock and Class B Common Stock voting together as a class is necessary to constitute a quorum at the Annual Meeting of Stockholders. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum, but are not taken into account in determining a plurality. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

     The Board of Directors has been informed that J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson intend to vote an aggregate of 1,987,274 shares of the Company's Common Stock and 2,359,250 shares of the Company's Class B Common Stock (representing an aggregate of 91.7% of the total voting power as of the record date) FOR electing the Board of Directors' nominees for director.

     The Board of Directors of the Company is not aware of any matters to be brought before the Annual Meeting of Stockholders or any adjournment thereof other than the election of four directors and routine matters incidental to the conduct of the meeting. If, however, other matters are properly presented, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the proxy in accordance with their best judgment in such matters.


                            PRINCIPAL STOCKHOLDERS

     At March 23, 2001, the only persons known to the Company to be beneficial owners of more than 5% of the Common Stock or Class B Common Stock of the Company were as follows:



                                                            Amount and
                                                             Nature of           Percentage                 Percentage
                                                            Beneficial               of          Total       of Total
         Name and Address                Class               Ownership              Class      Votes(1)      Votes(1)
---------------------------------  ----------------  ------------------------   ------------ ------------  -----------
J. Frank Harrison, Jr.,            Common Stock              4,832,310(2)(4)         53.7%
J. Frank Harrison, III, Reid M.    Class B Common            2,359,250(3)(4)         99.9%    49,658,060       92.6%
Henson, J. Frank Harrison
Family, LLC
and three Harrison family
limited partnerships,
as a group
  2 Union Square
  Chattanooga, TN 37402

The Coca-Cola Company              Common Stock              1,984,495(4)(5)         31.0%
  One Coca-Cola Plaza              Class B Common              497,670(4)(5)         21.1%    11,937,895       22.3%
  Atlanta, GA 30313

Coca-Cola Enterprises Inc.         Common Stock                614,500                9.6%       614,500        1.1%
  2500 Windy Ridge Parkway
  Atlanta, GA 30339

------
(1) In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Common Stock. A total of 6,392,277 shares of Common Stock and 2,361,052 shares of Class B Common Stock was outstanding on March 23, 2001.

(2) Consists of (a) 235,786 shares held by a trust for the benefit of certain relatives of Mr. Harrison, Jr. as to which he has sole voting power and no investment power; (b) 1,984,495 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in note (4) below) as to which Mr. Harrison, III has shared voting and no investment power; (c) 779 shares held by Mr. Harrison, III as custodian for certain of his children as to which Mr. Harrison, III has sole voting and investment power; (d) 2,000 shares owned by Mr. Henson; (e) 2,359,250 shares of Class B Common Stock beneficially owned by such persons as described in note (3) that are convertible into shares of Common Stock; (f) 100,000 shares of Common Stock that Mr. Harrison, Jr. presently has the right to acquire upon the exercise of options; and (g) 150,000 shares of Common Stock that Mr. Harrison, III presently has the right to acquire upon the exercise of options.

(3) Consists of (a) a total of 1,605,534 shares held by the JFH Family Limited Partnership -- FH1, JFH Family Limited Partnership -- SW1 and JFH Family Limited Partnership -- DH1 (collectively, the "Harrison Family Limited Partnerships"), as to which Mr. Harrison, Jr., in his capacity as the manager of J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), exercises sole voting and investment power; (b) 235,786 shares held by a trust for the benefit of Mr. Harrison, Jr. and certain of his relatives as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; (c) 260 shares held by Mr. Harrison, III as custodian for certain of his children as to which Mr. Harrison, III possesses sole voting and investment power; (d) 497,670 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement, Stock Rights and Restrictions Agreement and Irrevocable Proxy (described in note (4) below) as to which Mr. Harrison, III has shared voting and no investment power; and (e) 20,000 shares of Class B Common Stock held by Mr. Harrison, III that vested as of January 1, 2001 as to which Mr. Harrison, III has sole voting and investment power.

(4) Messrs. Harrison, Jr., Harrison, III and Henson (as trustee of certain trusts), J. Frank Harrison Family LLC and the Harrison Family Limited Partnerships are parties to a Voting Agreement and Irrevocable Proxy with The Coca-Cola Company pursuant to which, among other things, Mr. Harrison, III has been granted an Irrevocable Proxy for life concerning the shares of Common Stock and Class B Common Stock owned by The Coca-Cola Company. See "Certain Transactions."

(5) Such information is derived from Amendment No. 21 to Schedule 13D, filed by The Coca-Cola Company on December 7, 1999. With respect to the Common Stock, the amount shown excludes 497,670 shares issuable upon conversion of shares of Class B Common Stock.

(6) Such information is derived from Amendment No. 2 to Schedule 13G filed by Coca-Cola Enterprises Inc. on February 14, 2001.


                             ELECTION OF DIRECTORS


General

     The Company's Board of Directors consists of between nine and twelve members as fixed from time to time by the stockholders of the Company or the Board of Directors. The Board of Directors is divided into three classes, as nearly equal in number as possible, with staggered three-year terms. The Board of Directors is permitted to appoint individuals as directors to fill the unexpired terms of directors who resign and to fill newly created seats on the Board of Directors. The Board of Directors has recommended to the stockholders electing the four nominees listed below to serve for a three-year term. Directors elected at this year's Annual Meeting of Stockholders will hold office until the 2004 Annual Meeting of Stockholders, or until their successors are elected and qualified.

     It is the intention of the persons named as proxies in the accompanying form of proxy to vote all proxies solicited for the four nominees listed below, unless the authority to vote is withheld. Each nominee is currently a member of the Board of Directors. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for the four nominees including such substitutes as shall be designated by the Board of Directors.


                  NOMINEES FOR ELECTION OF DIRECTORS IN 2001
                           (Terms Expiring in 2004)

     J. FRANK HARRISON, III, age 46, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Harrison, III served as Vice Chairman of the Board of Directors from November 1987 through his election as Chairman in December 1996 and was appointed as the Company's Chief Executive Officer in May 1994. He was first employed by the Company in 1977, and has served as a Division Sales Manager and as a Vice President. Mr. Harrison, III is a director of Wachovia Bank & Trust Co., N.A., Southern Region Board. He is Vice Chairman of the Executive Committee and the Finance Committee.

     J. FRANK HARRISON, JR., age 70, is Chairman Emeritus of the Board of Directors of the Company. Mr. Harrison, Jr. served the Company as Chairman of the Board of Directors from 1977 through December 1996, and served as Chief Executive Officer of the Company from August 1980 until April 1983. He had previously served the Company as Vice Chairman of the Board of Directors. He has been a director of the Company since 1973. Mr. Harrison, Jr. is Chairman of the Executive Committee and the Finance Committee.

     NED R. McWHERTER, age 70, is Chairman of the Board of Directors of Volunteer Distributing Company, Inc., a beverage distributor, and Eagle Distributors, Inc., a snack food distributor. Mr. McWherter served as Governor of the State of Tennessee from January 1987 to January 1995. Mr. McWherter is a director of SunTrust National Bank and Piedmont Natural Gas Co. He has been a director of the Company since 1995 and is Chairman of the Compensation Committee and a member of the Finance Committee.

     JAMES L. MOORE, JR., age 58, has been Vice Chairman of the Board of Directors since January 1, 2001. Previously, he was President and Chief Operating Officer of the Company from March 1987 to December 2000. Mr. Moore has been a director of the Company since 1987. Mr. Moore is a director of Park Meridian Financial Corp. He is a member of the Executive Committee and is Chairman of the Retirement Benefits Committee.


                             CONTINUING DIRECTORS
                           (Terms Expiring in 2002)

     JOHN M. BELK, age 81, is Chairman and Chief Executive Officer of Belk, Inc., an operator of retail department stores, and of Belk Stores Services, Inc., a provider of services to retail department stores, both in Charlotte, North Carolina, positions he has held since May 1998 and 1956, respectively. Mr. Belk is a director of Texas Industries, Inc. and PMC, Inc. Mr. Belk has been a director of the Company since 1972 and is a member of the Audit Committee.

     REID M. HENSON, age 61, has served as a consultant to the Company since May 2000. Previously, Mr. Henson served as a Vice Chairman of the Board of Directors of the Company from 1983 to May 2000. Prior to that time, Mr. Henson served as a consultant to JTL Corporation, a management company, and later as President of JTL Corporation. He has been a director of the Company since 1979 and is Vice Chairman of the Retirement Benefits Committee and is a member of the Executive Committee, the Audit Committee and the Finance Committee.

     CARL WARE, age 57, is Executive Vice President, Public Affairs and Administration for The Coca-Cola Company, a position he has held since January 2000. Before that time, he served as President of the Africa Group of The Coca-Cola Company from January 1993 to January 2000. Mr. Ware has been a director of the Company since February 24, 2000, when he was appointed by the Board to fill the position vacated upon the resignation of Charles L. Wallace. Mr. Ware is a director of The Georgia Power Company, Chevron Corporation and National Life of Vermont. Mr. Ware is a member of the Finance Committee and the Compensation Committee.


                             CONTINUING DIRECTORS
                           (Terms Expiring in 2003)

     H. W. MCKAY BELK, age 44, is President, Merchandising and Marketing of Belk, Inc., an operator of retail department stores, a position that he has held since May 1998. Mr. Belk served as President and Chief Merchandise Officer of Belk Store Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997. He has been a director of the Company since May 1994 and is Chairman of the Audit Committee and a member of the Finance Committee and the Compensation Committee.

     WILLIAM B. ELMORE, age 45, is President and Chief Operating Officer of the Company, positions he has held since January 1, 2001. Prior to that time, he was Vice President, Value Chain from July 1999 to December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia Division, West Virginia Division and Tennessee Division from August 1991 to May 1996. Mr. Elmore has been a director of the Company since January 1, 2001, when he was appointed by the Executive Committee and the Board of Directors to fill a newly created seat on the Board of Directors. He is a member of the Executive Committee and the Retirement Benefits Committee.

     H. REID JONES, age 66, has been retired for more than the past five years. He has been a director of the Company since 1970 and is a member of the Audit Committee. Mr. Jones has indicated that he intends to retire from the Board of Directors, effective immediately after the next meeting of the Board of Directors on May 9, 2001. The Board of Directors will consider filling this vacancy at the May 9, 2001 meeting.

     JOHN W. MURREY, III, age 58, is a member of the law firm of Witt, Gaither & Whitaker, P.C., in Chattanooga, Tennessee with which he has been associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc. He has been a director of the Company since March 1993 and is a member of the Retirement Benefits Committee.

     J. Frank Harrison, III is J. Frank Harrison, Jr.'s son and H. W. McKay Belk is John M. Belk's nephew.

Beneficial Ownership of Management

     The following table presents certain information on March 23, 2001 regarding the beneficial ownership of the Common Stock and Class B Common Stock of the Company by its directors, by the Named Executive Officers in the Summary Compensation Table and by all directors and executive officers as a group. Information concerning beneficial ownership of the Common Stock and Class B Common Stock by Messrs. Harrison, Jr., Harrison, III and Henson is presented above under the caption "Principal Stockholders" and is not included in the following table.



                                                                   Amount and
                                                                   Nature of       Percentage
                                                                   Beneficial          of
                    Name                          Class(1)         Ownership         Class
-------------------------------------------   ---------------   ---------------   -----------
 H. W. McKay Belk                             Common  Stock             520(2)         *
 John M. Belk                                 Common  Stock          10,475(3)         *
 William B. Elmore                            Common  Stock               0           --
 H. Reid Jones                                Common  Stock          80,091(4)       1.3%
 Ned R. McWherter                             Common  Stock           1,000            *
 James L. Moore, Jr.                          Common  Stock           1,000            *
 John M. Murrey, III                          Common  Stock           1,000            *
 Robert D. Pettus, Jr.                        Common  Stock               0           --
 David V. Singer                              Common  Stock           2,000(5)         *
 Carl Ware                                    Common  Stock               0           --
 Directors and executive officers as a
   group (excluding Messrs. Harrison, Jr.,
   Harrison, III and Henson) (20 persons)     Common  Stock          96,094          1.5%

------
     * Less than 1% of the outstanding shares of such class.

(1) None of such persons beneficially owns any shares of Class B Common Stock.

(2) Includes 300 shares held by Mr. Belk as custodian for certain of his children.

(3) Consists of (a) 8,975 shares held by a trust of which Mr. Belk serves as trustee and with respect to which he has sole voting and investment power and (b) 1,500 shares held by a trust for the benefit of Mr. Belk's daughter as to which his wife serves as trustee with sole voting and investment power.

(4) Includes 376 shares held by his wife.

(5) Held jointly with his wife.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and certain persons who beneficially own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Executive officers, directors and such greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 2000, all filing requirements applicable to its executive officers, directors and such greater than 10% stockholders were complied with on a timely basis.


The Board of Directors and its Committees

     Directors who are not employees of the Company are paid $20,000 as an annual retainer, $1,100 for each Board meeting attended and $880 for each Committee meeting attended. The Board of Directors held four meetings during 2000. No director attended fewer than 75% of the total number of meetings of the Board of Directors and any Committees of the Board of Directors on which he served during 2000, except Mr. McWherter, who missed the December meetings of the Board of Directors and the Committees on which he serves because of a death in the family.

     The Board of Directors has an Audit Committee whose current members are Messrs. H. W. McKay Belk (Chairman), John M. Belk, Henson and Jones. The Audit Committee evaluates audit performance, handles relations with the Company's independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. The Audit Committee recommends to the Board of Directors the appointment of the independent accountants for the Company. The Board of Directors adopted a written charter for the Audit Committee on May 10, 2000, a copy of which is attached as Appendix A. The Audit Committee met four times in 2000. All members of the Audit Committee are independent, as defined by NASD Rule 4200(15), except for Mr. Henson. Mr. Henson is not independent because he was an executive officer of the Company until May 31, 2000 and because he received compensation from the Company, other than compensation for board service, in excess of $60,000 during the last fiscal year. Until December 13, 2000, Mr. Henson served as chairman of the Audit Committee. On December 13, 2000, in response to new NASD rules concerning the composition of audit committees, the Board of Directors changed the composition of the Company's Audit Committee. However, the Board of Directors decided to retain Mr. Henson on the Audit Committee to serve the best interests of the Company and its stockholders. The Board of Directors believes his knowledge of the Company and the industry, together with his long tenure as Chairman of the Audit Committee and his familiarity with the Company's internal auditors and independent accountants and their procedures, will enable the Committee to better perform its function of evaluating the integrity of the Company's financial statements and reviewing the Company's external and internal audit processes.

     The Board of Directors has a Compensation Committee whose current members are Messrs. McWherter (Chairman), H. W. McKay Belk and Ware. The Compensation Committee administers the Company's compensation plans, reviews and establishes the compensation of the Company's officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met three times in 2000.

     The Board of Directors does not have a standing Nominating Committee.

                            EXECUTIVE COMPENSATION

     The table below shows certain compensation information for the three fiscal years ended December 31, 2000 concerning the Company's Chief Executive Officer and certain of its other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table


                                                Annual Compensation
                                     -----------------------------------------
                                                                                    Long-Term
                                                                Other Annual       Compensation        All Other
Name and Principal Position    Year     Salary      Bonus     Compensation(1)        Payouts        Compensation(2)
----------------------------- ------ ----------- ----------- ----------------- ------------------- ----------------
J. Frank Harrison, III        2000    $607,101    $658,705      $206,063          $  1,424,676(3)      $257,940
 Chairman of the Board of     1999     604,692     470,935       188,233                    --          258,670
 Directors and Chief          1998     536,456     607,102       125,155                    --          254,260
 Executive Officer

William B. Elmore             2000     243,333     127,488              (4)                 --           26,175
 President and                1999     209,210      81,475              (4)                 --           24,192
 Chief Operating Officer      1998     190,675      70,018              (4)                 --           18,744

Reid M. Henson (5)            2000     180,754           0              (4)                 --          313,892
 Retired Vice Chairman of     1999     421,962     328,432              (4)                 --           66,362
 the Board of Directors       1998     402,022     423,644              (4)                 --           61,768

James L. Moore, Jr.           2000     571,407     621,488        55,138                    --          114,031
 Vice Chairman of the         1999     553,491     430,999              (4)                 --          114,075
 Board of Directors           1998     522,554     550,868              (4)                 --          110,147

Robert D. Pettus, Jr.         2000     279,575     152,388              (4)                 --           55,170
 Executive Vice President     1999     263,750     103,088              (4)                 --           52,778
 and Assistant to the         1998     232,292     131,250              (4)                 --           47,370
 Chairman

David V. Singer               2000     328,800     178,808              (4)                 --           57,770
 Executive Vice President     1999     317,637     124,200              (4)                 --           54,948
 and Chief Financial Officer  1998     290,272     153,115              (4)                 --           51,501

------
(1) With respect to Mr. Harrison, III, includes $142,453, $153,265 and $104,698 attributable to the use of corporate transportation for fiscal years 2000, 1999 and 1998, respectively. With respect to Mr. Moore, for fiscal year 2000, includes $44,061 in country club dues and an associated tax gross up.

(2) The components of the amounts shown in this column consist of (a) Company contributions to the Company Savings Plan for Messrs. Harrison, Elmore, Henson, Moore, Pettus and Singer of $5,250 each for fiscal year 2000, $5,000 each for fiscal year 1999 and $3,800 each (except Mr. Elmore, who was credited with $1,298) for fiscal year 1998, (b) Company contributions to the Supplemental Savings Incentive Plan for Messrs. Harrison, Elmore, Henson, Moore, Pettus and Singer, respectively, of $21,755, $13,236, $17,105, $24,028, $24,742 and $14,477 for fiscal year 2000, $20,711,
    $11,596, $20,455, $23,431, $22,876 and $13,472 for fiscal year 1999 and
    $17,709, $9,820, $17,982, $20,018, $18,516 and $11,468 for fiscal year
    1998, (c) split-dollar life insurance premiums paid by the Company for the benefit of Messrs. Harrison, Elmore, Henson, Moore, Pettus and Singer, respectively, of $229,931, $7,337, $18,400, $82,054, $23,986 and $18,839
    for fiscal year 2000, $231,486, $7,337, $36,800, $82,054, $23,986 and
    $18,839 for fiscal
   year 1999 and $231,748, $7,337, $36,800, $82,054, $23,986 and $18,839 for
   fiscal year 1998 and (d) excess group life insurance premiums paid by the Company for the benefit of Messrs. Harrison, Elmore, Henson, Moore, Pettus and Singer, respectively, of $1,004, $352, $0, $2,699, $1,192 and $504 for
   fiscal year 2000, $1,473, $259, $4,107, $3,590, $916 and $437 for fiscal year 1999 and $1,003, $289, $3,186, $4,275, $1,068 and $494 for fiscal year
   1998. With respect to Mr. Henson, the amount shown in this column also includes $204,167 received by Mr. Henson under his consulting agreement. See "Employment Agreements" for a discussion of the consulting agreement. With respect to Mr. Singer, the amount shown in this column also includes $18,700, $17,200 and $16,900 for fiscal year 2000, fiscal year 1999 and fiscal year 1998, respectively, of director compensation received from South Atlantic Canners, a co-operative in which the Company is a member.

(3) 20,000 shares of restricted Class B Common Stock (the "Restricted Stock") vested on January 1, 2001. See "Report of the Compensation Committee on Annual Compensation of Executive Officers." The value of the payout was calculated as of December 29, 2000 and assumes that each share of Class B Common Stock has the same value as a share of Common Stock and also includes $667,176 paid to Mr. Harrison, III to cover his tax liabilities with respect to the vesting of the Restricted Stock.

(4) Such Named Executive Officer did not receive personal benefits during the listed years in excess of the lesser of $50,000 and 10% of his annual salary and bonus.

(5) Mr. Henson retired as Vice Chairman of the Board of Directors and as an employee of the Company effective May 31, 2000.


Aggregated Fiscal Year-End Option Information

     The table below sets forth certain information related to the fiscal year end number and value of stock options held by Mr. Harrison, III, the only Named Executive Officer holding any stock options.


                                     Number of Shares                      Value of
                                        Underlying                       Unexercised
                                    Unexercised Options              In-the-Money Options
                                       at FY-End(#)                      at FY-End($)
                              -------------------------------   ------------------------------
            Name               Exercisable     Unexercisable     Exercisable     Unexercisable
---------------------------   -------------   ---------------   -------------   --------------
   J. Frank Harrison, III       150,000                  --      1,218,750                 --

Retirement Plan

     The Company has in effect a retirement plan for the majority of its non-union employees including the Named Executive Officers (the "Retirement Plan") providing for payments computed on an actuarial basis. The following table sets forth the estimated annual benefits payable upon retirement at age 65 to persons born in 1950 at the compensation and years of service classifications set forth below.


                     ANNUAL BENEFIT UNDER RETIREMENT PLAN

                                               Years of Service
                         -------------------------------------------------------------
       Five-Year
 Average Compensation     15 Years     20 Years     25 Years     30 Years     35 Years
----------------------   ----------   ----------   ----------   ----------   ---------
    $ 125,000             $24,271      $32,361      $40,451      $48,591     $48,541
      150,000              30,271       40,361       50,451       60,541      60,541
      170,000(1)           35,071       46,761       58,451       70,141      70,141

------
(1) Prior to 1989, the formula for determining benefits under the Retirement Plan did not limit the amount of compensation that could be considered. Benefits that accrue after December 31, 1988, however, are limited as to the amount of compensation that may be considered. The maximum amount of compensation that could be considered was initially set at $200,000 in 1989 and was reduced to $150,000 in 1994, in each case, however, subject to cost of living adjustments. The maximum amount of compensation that could be considered in determining benefits under the Retirement Plan for employees (including Named Executive Officers) was $170,000 through the end of 2000. Because the annual benefit amount is the same for all compensation levels greater than $170,000, information for compensation levels above $170,000 is not presented.

     The benefits listed in the table are based on straight life annuity amounts and are not subject to any deduction for social security or other offset amounts, except to the extent that the benefits formula includes average compensation in excess of covered compensation (i.e., the average of the social security taxable wage base during the 35 year period ending in the year that the participant reaches full social security retirement age). At any point, this taxable wage base is assumed to continue without increasing for all years after the year in which it is calculated. As of December 31, 2000, the Named Executive Officers have the following years of service for purposes of the Retirement Plan: Mr. Harrison III, 24 years; Mr. Elmore, 16 years; Mr. Henson, 18 years; Mr. Moore, 14 years; Mr. Pettus, 16 years; and Mr. Singer, 15 years. Pursuant to these assumptions, covered compensation for 2000 for the Named Executive Officers was: Mr. Harrison, III, $68,220; Mr. Elmore, $70,116; Mr. Henson, $44,970; Mr. Moore, $50,688; Mr. Pettus, $55,992; and Mr. Singer $70,116.


Officer Retention Plan

     Under the Company's Officer Retention Plan (the "Retention Plan"), eligible participants (including Named Executive Officers) normally receive a 20-year annuity payable in equal monthly installments commencing at retirement or, in certain instances, upon termination of employment or after a change in control (as defined below). The retirement benefits under the Retention Plan increase with each year of participation as set forth in an agreement between the participant and the Company. Benefits under the Retention Plan are reduced by 50% for participants who do not remain in the employment of the Company until they reach age 60, except in the event of total disability or in certain circumstances following a change in control. The Retention Plan also contains a lump sum death benefit. If a participant dies before annuity payments have begun, this death benefit equals the retirement benefit accrued as of the date of death, reduced by 50% if before death the participant's employment had terminated by severance rather than retirement. If a participant dies after annuity payments have begun, the present value of the remaining monthly installments (assuming an 8% per annum discount rate) is paid to the participant's beneficiary in a lump sum.

     In certain change in control situations (as defined below), a participant can elect to be paid 100% of the retirement benefits to which he was entitled at the time of such change in control plus 50% of any increase in his retirement benefits that accrued between the date of the change in control and the date of such election. For purposes of the Retention Plan, these change in control situations generally include both (a) the acquisition by any person or group of voting control of the Company (which is presumed to occur if J. Frank Harrison, Jr. and his descendants cease to have

50% of the total votes of common stock for the election of directors) and (b) either an adverse change in the Retention Plan or termination of a participant's employment without cause, demotion or a material reduction in compensation and benefits of a participant.

     The estimated annual benefits payable upon retirement at age 60 for each of the Named Executive Officers are currently: Mr. Harrison, III,
$1,359,160; Mr. Elmore, $471,538; Mr. Henson, $163,182; Mr. Moore,
$383,391; Mr. Pettus, $393,378; and Mr. Singer, $702,523.


Supplemental Savings Incentive Plan

     Pursuant to the Company's Supplemental Savings Incentive Plan ("Supplemental Savings Plan"), eligible participants may elect to defer a portion of their annual salary and bonus. The Company matches 30% of the first 6% of salary (excluding bonuses) deferred by the participant. The Company also may make discretionary contributions to participants' accounts. These discretionary contributions are intended to offset the reductions in maximum benefits payable under the Retirement Plan. Participants are immediately vested in all contributions they make and become fully vested in Company contributions upon death, disability, retirement at or after age 55, five years of service (vesting in 20% annual increments) or a change in control (as defined below). Participant deferrals and contributions are deemed invested in either a fixed benefit option or certain investment funds specified by the Company. Balances in the fixed benefit option accrue up to a 13% return (depending upon the participant's age, years of service and other factors).

     For purposes of the Supplemental Savings Plan, a change in control generally occurs in the following circumstances:

   a) when a person or group acquires shares of the Company's capital stock having the voting power to designate a majority of the Company's Board of Directors;

   b) when a person or group acquires or possesses shares of the Company's capital stock having a greater voting power regarding the election of the Board of Directors than the shares owned by the Harrison family;

   c) upon the sale or disposition of all or substantially all of the assets of the Company and its subsidiaries outside the ordinary course of business other than to a person or group controlled by the Company or the Harrison family; or

   d) upon the merger or consolidation of the Company with another entity where the Company is not the surviving entity.

     During 2000, Company contributions for the Named Executive Officers under the Supplemental Savings Plan were: Mr. Harrison, III, $21,755; Mr. Elmore, $13,236; Mr. Henson, $17,105; Mr. Moore, $24,028; Mr. Pettus, $24,742; and Mr.
Singer, $14,477. No Named Executive Officer received a distribution under the Supplemental Savings Plan in 2000.

Employment Arrangements

     James L. Moore, Jr., is employed pursuant to an employment agreement at an annual salary of at least $275,000. Mr. Moore is also entitled to fringe benefits that are made available generally to the Company's other executive officers. The employment agreement may be terminated at any time by either party. If Mr. Moore's employment is terminated by the Company for cause or Mr. Moore resigns, he will receive benefits accrued through the date of termination. If the Company terminates Mr. Moore's employment without cause, Mr. Moore will receive severance of $440,000 per year for two years.

     The Company has entered into an agreement with J. Frank Harrison, Jr., who previously served as the Company's Chairman of the Board of Directors, pursuant to which Mr. Harrison, Jr. agreed to continue to serve as a director of the Company and as chairman of the Board's Executive and Finance Committees. Mr. Harrison, Jr. has agreed to (a) assist the Company with major strategic decisions and special projects, (b) provide the Company with general oversight and guidance and (c) assist the Company in maintaining good relations with The Coca-Cola Company. Mr. Harrison, Jr. receives a fee of $200,000 per year for his consulting services and a retirement benefit of $500,000 per year under this agreement. Mr. Harrison, Jr. is provided with insurance and other fringe benefits comparable with the Company's past practices. The agreement contains confidentiality and non-competition provisions and provides that, in the event of a Change in Control of the Company, Mr. Harrison, Jr. will continue to receive the retirement benefit for the remainder of his lifetime. The agreement is for a one-year term and automatically renews for additional one-year terms.

     The Company has entered into a consulting agreement with Reid M. Henson, who previously served as a Vice Chairman of the Company's Board of Directors, pursuant to which Mr. Henson agreed to continue to serve as a director of the Company until his term expires in 2002. Mr. Henson has also agreed to assist the Company with major projects and provide the Company general oversight and guidance. Mr. Henson receives a fee of $350,000 per year for his consulting services under this agreement. The Agreement does not modify the retiree benefits to which Mr. Henson is otherwise entitled. The agreement is for a term of five years but is subject to termination by Mr. Henson or upon Mr. Henson's death, disability or failure to perform his duties under the Agreement.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until February 24, 2000, H. W. McKay Belk, Ned R. McWherter and Charles L. Wallace served on the Compensation Committee. Carl Ware replaced Mr. Wallace upon Mr. Wallace's resignation from the Board of Directors on February 24, 2000. None of such persons has ever been an officer or employee of the Company or any of its subsidiaries.


                     REPORT OF THE COMPENSATION COMMITTEE
                 ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

     The Board's Compensation Committee, currently composed of Messrs. H. W. McKay Belk, Ned R. McWherter and Carl Ware, administers the Company's compensation plans, reviews executive compensation and makes recommendations to the Board concerning such compensation and related matters. This report relates to the Company's compensation policy for its executive officers, including the Named Executive Officers, for fiscal year 2000.

     The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the creation of long term shareholder value, while motivating and retaining key employees. To achieve these goals, the Company's executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance as well as factors related to each individual's performance. Accordingly, a significant portion of any executive's compensation may consist of performance-based bonuses. Measurement of corporate performance is primarily based on Company objectives, which are set based on industry conditions and industry-wide and Company performance levels and approved by the Board of Directors. The performance of individual executives is evaluated on the basis of both pre-determined performance goals for the Company and factors related to the contributions of each individual.

     Base salaries, including the base salary of J. Frank Harrison, III, the Company's Chairman and Chief Executive Officer, were adjusted from the prior year. The Committee periodically reviews base salary levels for its executives in comparison with those of other companies in the soft drink bottling industry, as well as other industries. For fiscal 2000, the Committee primarily relied upon a study published by Watson Wyatt Data Services that surveyed 1,545 public corporations, including many "Fortune 500" companies but excluding financial services companies and non-profits. The survey provided compensation information by separate categories of employers. Employer categorization factors included those defined by industry, size and geographic location. The Company strives to maintain base executive salaries at a level that will permit it to compete with other major companies for managers with comparable qualifications and abilities. Based on information contained in the Watson Wyatt survey, the Compensation Committee believes that the overall compensation of the Company's executive officers places them above the median compensation of similarly situated executives in all industries covered by the survey. The Committee believes that Mr. Harrison, III's overall compensation places him above the median compensation of similarly situated executives.

     Other factors considered by the Committee in its periodic review of executive salary levels include (i) the Company's total operating budget for each fiscal year, (ii) the impact of annual changes in the consumer price index, and (iii) a comparison of the Company's executive compensation program to available information concerning that of other public companies in the soft drink bottling industry. Due to wide disparities in levels of executive compensation revealed in the published information regarding the companies included in the Company's peer group index, the Compensation Committee did not believe that such information provided a meaningful basis for evaluating the overall compensation of the Company's executive officers for the current fiscal year, and therefore relied principally upon the information contained in the Watson Wyatt survey for purposes of such evaluation.

     The Company's Annual Bonus Plan is administered by the Compensation Committee, which annually selects participants who hold key positions with the Company or its subsidiaries. The total cash bonus awardable to a participant is determined by multiplying such participant's base salary by three factors: (i) the participant's approved bonus percentage factor; (ii) the participant's indexed performance factor; and (iii) the Company's overall goal achievement factor. The participant's approved bonus percentage factor is based on the relative responsibility and contribution to the Company's performance attributed to the participant's position with the Company, while the individual's indexed performance factor is determined by such individual's actual performance during the fiscal year (except that, for purposes of section 162(m) of the Internal Revenue Code, the indexed performance factor for the Named Executive Officers is set at the beginning of the fiscal year). The overall goal achievement factor is determined by the Company's performance in relation to pre-set Company performance goals, as discussed below.

     Annual goals for selected Company performance indicators are set either in the fourth quarter preceding a fiscal year or the first quarter of a fiscal year. These goals are reviewed by the Compensation Committee and approved by the Board of Directors. The selected performance indicators for fiscal year 2000 were operating cash flow, free cash flow, net income, equivalent case volume, market share and a value measure. The Compensation Committee assigns different weights to each of the performance indicators based on the perceived need to focus more or less on any particular objective in a given year. The corporate performance indicators and related weights are established after evaluating industry conditions, available information on the performance of other companies in the soft drink bottling industry, the Company's prior year performance and the Company's specific needs for the current year. For 2000, the following weights were assigned to the performance indicators: operating cash flow -- 40%; free cash flow -- 30%; net income -- 10%; equivalent case volume -- 5%; market share -- 5%; and value measure -- 10%. The performance indicators, as weighted, make up the Company's overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement of between 89% and 110% of each particular performance indicator. Target goals were met or exceeded for four of the performance indicators. For one of the performance indicators, actual performance exceeded the pay out threshold of 89% but was below the 100% target and for the sixth performance indicator actual performance was below the pay out threshold.

     Although the Company's Annual Bonus Plan enables the Compensation Committee to calculate bonuses derived from the factors described above, the Compensation Committee has absolute discretion to decrease or eliminate awards under the Company's Annual Bonus Plan. The Compensation Committee elected to award bonuses to executive officers, including Mr. Harrison, III, in an amount equal to 108.5% of 2000 base salary multiplied by each officer's approved bonus percentage factor. The amount of annual bonus awards under the Annual Bonus Plan for each of the Named Executive Officers for the years 1998, 1999 and 2000 is included in the Summary Compensation Table under the heading "Bonuses."

     During 1999, Mr. Harrison, III received a restricted stock award of 200,000 shares of the Company's Class B Common Stock that vests in equal installments over a 10 year period subject to the achievement of at least 80% of the overall goal achievement factor for the selected performance indicators used in determining bonuses under the Company's Annual Bonus Plan. The award also includes cash payments by the Company to Mr. Harrison, III for the reimbursement of income taxes related to the vesting of restricted stock. This restricted stock award is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. The primary purpose of the award is to make a significant portion of Mr. Harrison, III's compensation dependent on the Company achieving its performance goals. The award was approved by the Company's stockholders at the annual meeting held on May 12, 1999. The first 20,000 shares failed to vest based on fiscal year 1999 performance. The second 20,000 shares vested, effective January 1, 2001, based on the determination of the Compensation Committee that at least 80% of the overall goal achievement factor had been obtained for fiscal year 2000.

     The Company's total annual compensation package for its executives also includes the opportunity: (i) to participate, on the same basis as other non-union employees, in the Coca-Cola Bottling Co. Consolidated Savings Plan;
(ii) to participate in the Officers' Split-Dollar Life Insurance Plan; (iii) to participate in the Company's Retirement Plan; (iv) to elect to defer a portion of base compensation and receive limited matching contributions from the Company under the Supplemental Savings Incentive Plan; and (v) for certain key executives selected by the Compensation Committee, to receive additional retirement and survivor benefits pursuant to the Officer Retention Plan. This overall package is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

     The Company believes that all compensation paid or payable to its executive officers covered under Section 162(m) of the Internal Revenue Code will qualify for deductibility under such section. The Company's compensation policies apply equally to all of its executive officers, including the Chief Executive Officer.

   Submitted by the Compensation Committee of the Board of Directors.

            H. W. McKay Belk         Carl Ware
            Ned R. McWherter

                         REPORT OF THE AUDIT COMMITTEE

     The Board's Audit Committee, currently composed of Messrs. H.W. McKay Belk, John M. Belk, Reid M. Henson and H. Reid Jones, evaluates audit performance, handles relations with the Company's independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. This report relates to the activities taken by the Audit Committee in fulfilling such role.

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the financial statements and reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000. This review included a discussion of the quality and the acceptability of the Company's financial reporting and controls.

     The Committee also reviewed with the Company's independent accountants, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards including Statement on Auditing Standards No. 61. In addition, the Committee discussed with the independent accountants their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board including Standard No. 1.

     The Committee further discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent accountants to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.


     Submitted by the Audit Committee of the Board of Directors.

                                            H. W. McKay Belk

                                            John M. Belk

                                            Reid M. Henson

                                            H. Reid Jones

                        COMMON STOCK PERFORMANCE GRAPH

     Presented below is a line graph comparing the yearly percentage change in the cumulative, total return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and a peer group for the period commencing December 31, 1995 and ending December 29, 2000, covering the Company's last five fiscal years. This peer group is comprised of Anheuser-Busch Companies, Inc.; Cadbury Schweppes plc (through September 2000); Coca-Cola Enterprises Inc.; The Coca-Cola Company; Cott Corporation; National Beverage Corp.; PepsiCo, Inc.; The Quaker Oats Company; Triarc Companies, Inc.; PepsiAmericas (formerly known as Whitman Corporation); and The Seagram Company Ltd (through September 2000).


                            CUMULATIVE TOTAL RETURN
         Based upon an initial investment of $100 on December 31, 1995 with dividends reinvested


[LINE CHART APPEARS BELOW WITH THE FOLLOWING INFORMATION:]

                        Dec-95    Dec-96    Dec-97    Dec-98    Dec-99    Dec-00
                        ------    ------    ------    ------    ------    ------

Coca-Cola Bottling Co.   $100      $143      $207      $175      $147      $120
Consolidated

S&P 500*                 $100      $123      $164      $211      $255      $232

Peer Group               $100      $129      $165      $184      $165      $198

------
(1) Assumes that $100 was invested in the Company's Common Stock, in the Standard & Poor's 500 Index and in the peer group on December 31, 1995 and that all dividends were reinvested on a quarterly basis. Returns for the companies included in the peer group have been weighted on the basis of the total market capitalization for each company.

                             CERTAIN TRANSACTIONS


Transactions with The Coca-Cola Company

     Concentrates and Syrups; Marketing Programs. The Company's business consists primarily of producing, marketing and distributing soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, the Company purchases a substantial majority of its requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of its business. During fiscal year 2000, the Company paid The Coca-Cola Company approximately $237 million for sweetener, syrup, concentrate and other miscellaneous purchases. Additionally, the Company engages in a variety of marketing programs, local media advertising and similar arrangements to promote the sale of products of The Coca-Cola Company in bottling territories operated by the Company. During fiscal year 2000, total direct marketing support provided to the Company by The Coca-Cola Company was approximately $51 million. The Company also earned approximately $1 million from The Coca-Cola Company in 2000 related to cold drink infrastructure support. The marketing funding related to cold drink infrastructure support is covered under a multi-year agreement that includes certain annual performance requirements. The Company was in compliance with all such performance requirements in 2000, as amended. In addition, the Company spent approximately $26 million on local media and marketing expenses pursuant to cooperative advertising and cooperative marketing arrangements with The Coca-Cola Company.

     Piedmont Coca-Cola Bottling Partnership. On July 2, 1993, Piedmont Coca-Cola Bottling Partnership (the "Partnership") was formed by wholly owned subsidiaries of the Company and The Coca-Cola Company to engage in the business of distributing and marketing finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. The Company and The Coca-Cola Company each beneficially own a 50% interest in the Partnership. The Partnership has an initial term of 25 years subject to early termination as a result of certain events. Each partner's partnership interest is subject to certain limitations on transfer, rights of first refusal and other purchase rights upon the occurrence of specified events. The partnership agreement obligates the Company to negotiate in good faith with The Coca-Cola Company between July 2, 1999 and July 2, 2001 to purchase The Coca-Cola Company's interest. If the Company does not purchase The Coca-Cola Company's interest, The Coca-Cola Company has the option from July 3, 2001 to July 2, 2002 to require the Company to negotiate in good faith to sell its interest to The Coca-Cola Company. The Company and The Coca-Cola Company have not yet agreed on the terms of any such transaction.

     The Company manufactures and packages products and manages the Partnership pursuant to a management agreement. In connection with the management agreement, the Company receives a fee based on total case sales, reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the management agreement is 25 years, subject to early termination in the event of certain change in control events, a termination of the Partnership or a material default by either party. During 2000, the Company received management fees of $13.6 million from the Partnership. The Company sells product at cost to the

Partnership. These sales amounted to $53.5 million in 2000. The Company subleases various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $11.0 million in 2000. The Partnership also subleases various fleet and vending equipment to the Company at cost. These sublease rentals amounted to $.2 million during fiscal year 2000.

     Stock Rights and Restrictions Agreement. Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989 (the "Rights and Restrictions Agreement") between the Company and The Coca-Cola Company, The Coca-Cola Company agreed (a) not to acquire additional shares of Common Stock or Class B Common Stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of Class B Common Stock without first converting them into Common Stock except in certain circumstances. The Coca-Cola Company granted the Company a right of first refusal with respect to any proposed disposition of any shares owned by it and the Company granted The Coca-Cola Company certain registration rights with respect to such shares. In the Rights and Restrictions Agreement, The Coca-Cola Company agreed that if its equity ownership reaches 30.67% or more of the Company's outstanding common stock of all classes, or its voting interest reaches 23.59% or more of the votes of all outstanding shares of all classes, then it will (i) negotiate in good faith with the Company to sell to the Company the number of shares of Common Stock or Class B Common Stock necessary to reduce its equity ownership to 29.67% of the outstanding common stock of all classes and (ii) convert the number of shares of Class B Common Stock necessary to maintain its ownership of Class B Common Stock to between 20% and 21% of the outstanding shares of Class B Common Stock and to maintain its voting interest at between 22.59% and 23.59% of the votes of all outstanding shares of all classes.

     Additionally, if the Company issues new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company that results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, The Coca-Cola Company has the right to exchange shares of Common Stock for shares of Class B Common Stock in order to maintain its ownership of at least 20% of the outstanding shares of Class B Common Stock and at least 20% of the total votes of all outstanding shares of all classes of the Company. Under the Rights and Restrictions Agreement, The Coca-Cola Company also has a preemptive right to purchase a percentage of any newly issued shares of any class in order for it to maintain ownership of both 29.67% of the outstanding shares of common stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. Each of the percentages referenced in this paragraph and the preceding paragraph are subject to downward adjustment if The Coca-Cola Company voluntarily disposes of shares of Common Stock or Class B Common Stock or if the Company exercises its right of redemption referred to below.

     Pursuant to the Rights and Restrictions Agreement, The Coca-Cola Company has also granted the Company the right, from January 27, 1995 through January 27, 2019, to call for redemption in full or in part that number of shares that would reduce The Coca-Cola Company's ownership of the equity of the Company to 20% at a price (which will not be less than $42.50 per share except with respect to shares acquired pursuant to the rights described in the preceding two paragraphs) and on such terms as set forth in the Rights and Restrictions Agreement. The option will expire prior to the end of its stated term if Messrs. Harrison, III and Harrison, Jr. cease to exercise voting control with respect to the Company.

     The Coca-Cola Company was also given the right to have its designee proposed by the Company for nomination to the Company's Board of Directors and to have such person nominated at each subsequent election of the Company's directors, subject to certain conditions. Carl Ware's appointment as a director of the Company was made in accordance with the terms of this agreement. Mr. Ware is Executive Vice President, Public Affairs and Administration of The Coca-Cola Company.

     Voting Agreement and Irrevocable Proxy. The Coca-Cola Company, Mr. Harrison, Jr., Mr. Harrison, III and Mr. Henson, in his capacity as co-trustee of certain trusts, also entered into a Voting Agreement dated January 27, 1989 (the "Voting Agreement"). Pursuant to the Voting Agreement, Messrs. Harrison, Jr., Harrison, III and Henson (as co-trustee) agreed to vote their shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election as a director to the Company's Board of Directors, and The Coca-Cola Company granted an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company to Mr. Harrison, III for life and thereafter to Mr. Harrison, Jr. The Irrevocable Proxy covers all matters on which holders of Class B Common Stock or Common Stock are entitled to vote, other than certain mergers, consolidations, asset sales and other fundamental corporate transactions.

     Pursuant to the terms of the Voting Agreement, Mr. Harrison, III (or, in the event of his death, Mr. Harrison, Jr.) was granted the option (assignable to the Company or to Mr. Harrison, Jr.) to purchase the shares of Class B Common Stock held by The Coca-Cola Company for $38.50 per share plus an amount sufficient to give The Coca-Cola Company a 25% compounded annual rate of return from May 7, 1987 after taking into account dividends and other distributions previously received thereon. This option may be exercised if the disproportionate voting rights of the Class B Common Stock are terminated for certain reasons.

     The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties or at such time as The Coca-Cola Company no longer beneficially owns any shares of the Company's Common Stock. The Irrevocable Proxy also terminates at such time as either (a) Mr. Harrison, Jr. or Mr. Harrison, III do not beneficially own the 712,796 shares of Class B Common Stock that are currently part of the holdings of the Harrison Family Limited Partnerships or (b) certain trusts holding shares of Class B Common Stock subject to the Voting Agreement do not beneficially own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement.


Other Transactions

     The Company has a production arrangement with Coca-Cola Enterprises Inc. to buy and sell finished products at cost. Sales to Coca-Cola Enterprises Inc. under this agreement were $20.0 million in fiscal year 2000. Purchases from Coca-Cola Enterprises Inc. under this agreement were $15.0 million in fiscal year 2000.

     On September 29, 2000, subsidiaries of the Company sold substantially all of their assets (including bottling authorizations from The Coca-Cola Company) related to the Company's Kentucky and Ohio bottling territories to Coca-Cola Enterprises Inc. The total purchase price paid by Coca-Cola Enterprises Inc. was $23.0 million. The price was the result of arms length negotiations between the Company and Coca-Cola Enterprises Inc.

     The Company leased its Snyder Production Center from Harrison Limited Partnership One ("HLP") pursuant to a ten-year lease that was to expire on November 30, 2002. HLP's sole general partner is a corporation of which Mr. Harrison, Jr. is the sole stockholder. HLP's sole limited partner is a trust of which Mr. Harrison, III and Mr. Henson are co-trustees and Mr. Harrison, Jr. and his descendants are beneficiaries. On August 9, 2000, a Special Committee comprised of Messrs. H.W. McKay Belk, John M. Belk, McWherter and Jones, all independent members of the Board of Directors of the Company, approved the sale of property and improvements adjacent to the Snyder Production Center to HLP and a new lease of both the conveyed property and the Snyder Production Center from HLP expiring December 15, 2010. The Special Committee based its decision on the appraisals and opinions delivered by two independent valuation experts. The sale closed on December 15, 2000 at a price of $10.5 million. Rent expense for this property totaled $2.9 million in 2000.

     The Company leases its corporate headquarters and an adjacent office building from Beacon Investment Corporation, of which Mr. Harrison, III is the sole stockholder. Total payments under this lease were $3.6 million in 2000.

     The Company purchases certain computerized data management products and services from Data Ventures LLC, of which the Company holds a 31.25% equity interest and Mr. Harrison, III owns a 32.5% equity interest. During fiscal year 2000, the Company paid $414,000 to Data Ventures LLC in connection with the purchase of such products and services. Data Ventures LLC has an unsecured line of credit from the Company. Borrowings of $2.8 million were outstanding on the line of credit on December 29, 2000. Borrowings bear interest at the prime rate as published by The Wall Street Journal, less one percent, adjusted on the first day of each month.

     During fiscal year 2000, the Company paid legal fees of $195,091 to Witt, Gaither & Whitaker, P.C., a law firm in which John W. Murrey, III, a director of the Company, is a stockholder.


                            INDEPENDENT ACCOUNTANTS


General

     PricewaterhouseCoopers LLP, independent public accountants, audited the financial statements of the Company for fiscal year 2000 and for each fiscal year since 1968. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. The Board of Directors, consistent with past practice, will defer the annual selection of independent accountants until after the Annual Meeting of Stockholders. The Audit Committee of the Board of Directors will then consider the engagement of independent public accountants to audit the Company's financial statements for the current fiscal year and will make its recommendation to the Board of Directors for final approval. The Audit Committee has considered whether the provision of services by PricewaterhouseCoopers LLP other than the audit of the financial statements of the Company for fiscal year 2000 and the review of the financial statements for the first three quarters of fiscal year 2000 is compatible with maintaining PricewaterhouseCoopers LLP's independence.


Audit Fees

     PricewaterhouseCoopers LLP billed the Company $231,000 for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2000 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed for the first three quarters of 2000.


Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP rendered no professional services for the design and implemention of financial information systems to the Company during fiscal year 2000.


All Other Fees

     PricewaterhouseCoopers LLP billed the Company $65,188 for all professional services rendered during fiscal year 2000 other than audits, reviews and financial information systems design and implementation.


                             STOCKHOLDER PROPOSALS

     If any stockholder wishes to present a proposal to the stockholders of the Company at the 2002 Annual Meeting of Stockholders, such proposal must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 6, 2001. In addition, if the Company receives notice of stockholder proposals after February 19, 2002, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.


                            Additional Information

     The entire cost of soliciting proxies will be borne by the Company. In addition to this proxy statement, proxies may be solicited by the Company's directors, officers and other employees by personal contact, telephone, facsimile and e-mail. Such persons will receive no additional compensation for such services. Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005 has been retained to assist the Company in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $6,500 (plus out-of-pocket expenses) for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock held of record by such persons, and the Company will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.


                                   FORM 10-K

     A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders without charge upon written request to David V. Singer, Executive Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.


                                        /s/ Henry W. Flint
                                        Henry W. Flint
                                        Secretary

April 6, 2001

                                                                     Appendix A

                      COCA-COLA BOTTLING CO. CONSOLIDATED
                            AUDIT COMMITTEE CHARTER

                               I. Committee Role

     The Audit Committee's role is to act on behalf of the Board of Directors (the "Board") in the oversight of all material aspects of the Company's financial reporting, internal control and audit functions. The Audit Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes and procedures for the management of business and financial risk and for compliance with significant regulatory requirements.


                           II. Committee Membership

     The membership of the Audit Committee (the "Committee") shall comply at all times with applicable requirements of law. Accordingly, prior to the date that the Company first files a proxy statement relating to a vote of the Company's stockholders occurring after December 15, 2000, the Board shall appoint to the Committee, in the manner prescribed by the Bylaws of the Company, members who meet the following criteria:

     1. The Committee shall consist of at least three independent Board members, subject to the limited exception described below. "Independent" Board members are non-officer members who are free of any relationship to the Company that may interfere with the exercise of independent judgment. The following persons shall not be considered independent:

       (a) a director who is employed by the Company or any of its affiliates for the current year or any of the past three years;

       (b) a director who has accepted any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

       (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

       (d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

       (e) a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

     Notwithstanding the foregoing, one director who is not independent and is not a current employee or an immediate family member of such employee may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

     2. Committee members should have (a) knowledge of the primary industries in which the Company operates; (b) the ability to read and understand fundamental financial statements, including the balance sheet, statements of operations and cash flows and key performance indicators; and (c) the ability to understand key business and financial risks and related controls and control processes. The Committee shall have access to its own counsel and other advisors at the Committee's sole discretion.

     3. Committee appointments, including that of the Chairman, shall be approved by the full Board.

     4. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual's financial sophistication, including service as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

                    III. Primary Committee Responsibilities

     In meetings its resonsibilities, the Committee is expected to:

     1. Provide an open avenue of communication between the internal auditors, the independent accountants, management, and the Board.

     2. Review and update the Committee's charter annually with approval by the Board. The Company's annual proxy statement will disclose that a charter has been adopted. A copy of the charter will be included as an appendix to the annual proxy statement at least once every three years.

     3. Recommend to the Board the independent accountants to be appointed, evaluate the performance of the independent accountants, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants. Independent accountants are ultimately accountable to the Board and to the Committee as representatives of the Company's stockholders.

     4. Review and concur in the appointment, compensation, replacement, reassignment, or dismissal of the director of internal auditing.

     5. Confirm and take or recommend any appropriate actions to assure the independence of the internal auditor and the independent accountants. Obtain written disclosures regarding the independent accountants' independence as required by the Independence Standards Board and discuss with the independent accountants all significant relationships to determine the independent accountants' independence.

     6. Inquire of management, the director of internal auditing, and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

     7. Consider, in consultation with the independent accountants and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountants.

     8. Review with the director of internal auditing and the independent accountants the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

     9. Consider and review with the independent accountants and the director of internal auditing:

           (a) The adequacy of the Company's internal controls including computerized information system controls and security.

           (b) Any related significant findings and recommendations of the independent accountants and internal auditing together with management's responses thereto.

     10. Review with management and the independent accountants at the completion of the annual examination:

           (a) The Company's annual financial statements and related footnotes.

           (b) The independent accountants' audit of the financial statements and their report thereon.

           (c) Any significant changes required in the independent accountants' audit plan.

           (d) Any serious difficulties or disputes with management encountered during the course of the audit.

           (e) Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

     11. Consider and review with management and the director of internal auditing.

           (a) Significant findings during the year and management's responses thereto.

           (b) Any significant difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

           (c) Any significant changes required in the planned scope of their audit plan.

           (d) The internal auditing department budget and staffing.

           (e) The internal auditing department's compliance with Institute of Internal Auditor's Standards of Professional Practice of Internal Auditing.

     12. Through its Chairman, review with management and the independent accountants interim financial information prior to public releases of quarterly results and filings on Form 10-Q.

     13. Review annual filings on Form 10-K prior to filing with the Securities and Exchange Commission.

     14. Review with the director of internal auditing and results of internal auditing's review of the Company's compliance with its Code of Business Conduct.

     15. Review regulatory matters that may have a material impact on the financial statements and related Company compliance policies.

     16. As necessary, meet with the director of internal auditing, the independent accountants, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

     17. Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

     18. Conduct or authorize investigations into any matters within the Committee's scope of responsibilites. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

     19. Meet at least three times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

     20. Issue a report annually to be included in the Company's annual proxy statement. This report will disclose that the Committee has:

           (a) Reviewed and discussed audited financial statements with management.

           (b) Discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented.

           (c) Received from and discussed with the independent accountants disclosures regarding the independent accountants' independence (including and disclosures required by Independence Standards Board Standard No. 1).

           (d) Based on its reviews and discussions, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     21. Perform such other functions as assigned by law, the Company's charter or bylaws, or the Board.

                                                                      Appendix B

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

          This Proxy is Solicited on Behalf of the Board of Directors

 PROXY                 COCA-COLA BOTTLING CO. CONSOLIDATED


                  Annual Meeting of Stockholders, May 9, 2001

 The undersigned hereby appoints J. Frank Harrison, III, J. Frank Harrison, Jr., James L. Moore, Jr. and Ned R. McWherter, and each of them, proxies, with full power of substitution, to act and to vote the shares of Common Stock or Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 9, 2001, and any adjournment thereof, as follows:

 1. ELECTION OF DIRECTORS:
    [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY
        (Except as marked to the contrary       to vote for all nominees listed
        below)                                  below


      J. Frank Harrison, III; J. Frank Harrison, Jr.; Ned R. McWherter; James
      L. Moore, Jr.

    (Instruction: To withhold authority to vote for any individual write that nominee's name in the space provided below.)


     -----------------------------------------------------------------------

 2. Acting upon any other business which may be properly brought before said meeting or any adjournment thereof.




                           (continued on other side)

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------



                          (continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES AS DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXYHOLDERS IN ACTING UPON ANY OTHER BUSINESS WHICH MAY BE PROPERLY BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 6, 2001, and the Proxy Statement furnished therewith.

                                     If you plan to attend the Annual
                                     Meeting of Stockholders on May 9,
                                     2001, please check the following
                                     box: [ ]


                                     Dated this ---- day of -------------, 2001


                                     -----------------------------(Seal)

                                     Note: Signature should agree with
                                     name on stock certificate as
                                     printed thereon. Executors,
                                     administrators, trustees and other
                                     fiduciaries and persons signing on
                                     behalf of corporations or
                                     partnerships, should so indicate
                                     when signing.


      Please sign, date and return this Proxy in the accompanying prepaid self-addressed envelope. Thank You.